Exhibit 3.1

Exhibit 3.1

7.07  Indemnification of Officers, Directors, Employees and Agents.

(a)      Indemnification Granted.  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any director or former director or officer or former officer of the Corporation (a “Director or Officer”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, non-profit entity or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines, penalties, excise taxes and penalties assessed with respect to employee benefit plans, and amounts paid in settlement actually and reasonably incurred by such Director or Officer.  The Corporation shall be required to indemnify a Director or Officer in connection with a Proceeding (or part thereof) initiated by such Director or Officer only if the Proceeding (or part thereof) was authorized by the Board of Directors.

(b)      Consent to Settlement or Nonadjudicated Disposition.  No indemnification pursuant to this Section 7.07 shall be required with respect to any settlement or other nonadjudicated disposition of any threatened or pending Proceeding unless the Corporation has given its prior consent to such settlement or disposition.

(c)      Advancement of Expenses.  The Corporation shall pay the expenses incurred by a Director or Officer in defending any Proceeding in advance of its final disposition, provided, however, that the payment of such expenses shall be made only upon receipt of an undertaking by the Director or Officer to repay all amounts advanced if it shall ultimately be determined that the Director or Officer is not entitled to be indemnified.

(d)      Claims.  If a claim for indemnification (following a final full or partial disposition of a Proceeding with respect to which indemnification is sought) or advancement of expenses (including attorneys’ fees) under this Section 7.07 is not paid in full within sixty (60) days after a written claim therefor has been received by the Corporation, the Director or Officer may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim, to the fullest extent permitted by applicable law.  In any such action, the Corporation shall have the burden of proving that the Director or Officer was not entitled to the requested indemnification or advancement of expenses under this Section 7.07 or applicable law.

(e)       Other Indemnification and Advancement of Expenses.  The Corporation may provide indemnification and advancement of expenses (including attorneys’ fees) to employees and agents to the extent permitted by applicable law.

(f)        Non-exclusivity of Rights.  The rights conferred on any Director or Officer by this Section 7.07 shall not be exclusive of other rights to which such Director of Officer may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.  Nothing in this Section 7.07 shall limit the power of the Corporation or the Board of Directors to grant indemnification and advancement of expenses, including attorneys’ fees, to directors, officers, employees and agents otherwise than pursuant to this Section 7.07.

(g)      Other Source Indemnification.  The Corporation’s obligation to indemnify any Director or Officer who was or is serving at its request as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, non-profit entity or other enterprise shall be reduced by any amount such Director or Officer may collect as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, non-profit entity or other enterprise.

(h)      Repeal or Modification; Legal Representatives.  Any repeal or modification of the foregoing provisions of this Section 7.07 shall not adversely affect any right or protection hereunder of any Director or Officer in respect of any act or omission occurring prior to the time of such repeal or modification.  The rights provided to any Director of Officer by this Section 7.07 shall inure to the benefit of such Director’s or Officer’s legal representative.